Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

ANY AND ALL OF ITS 7.50% SERIES B PREFERRED

SHARES (CUSIP: 05461T206) AT A PURCHASE PRICE OF

$102.81 PER SHARE

by

AXIS Capital Holdings Limited

THE TENDER OFFER AND WITHDRAWAL RIGHTS

WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON APRIL 10, 2012,

UNLESS AXIS CAPITAL EXTENDS OR EARLIER TERMINATES THE TENDER OFFER.

AXIS Capital Holdings Limited, a company domiciled in Bermuda (the “Company” or “AXIS Capital” or “we” or “us”), is offering to purchase for cash any and all of its outstanding 7.50% series B preferred shares, par value $0.0125 per share and liquidation preference $100.00 per share (the “Preferred Shares”), upon the terms and subject to the conditions set forth in this Offer to Purchase (the “Offer to Purchase”) and the accompanying Letter of Transmittal (the “Letter of Transmittal”), which, as each may be amended and supplemented from time to time, constitute the offer (the “Offer”). On the terms and subject to the conditions of the Offer, AXIS Capital will pay $102.81 per Preferred Share, net to the seller in cash, without interest, for Preferred Shares properly tendered and not properly withdrawn. See Section 1.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF PREFERRED SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO THE FINANCING CONDITION AND CERTAIN OTHER CONDITIONS. SEE SECTION 6 WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO HOLDERS OF PREFERRED SHARES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR PREFERRED SHARES. YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE, INCLUDING OUR REASONS FOR MAKING THE OFFER, AND IN THE LETTER OF TRANSMITTAL BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR PREFERRED SHARES IN THE OFFER.

You may direct questions and requests for assistance to Wells Fargo Securities, LLC, the dealer manager (the “Dealer Manager”) for the Offer, or D. F. King & Co., Inc., the information agent (the “Information Agent”) for the Offer, at the contact information set forth on the back cover page of this document. You may direct requests for additional copies of this Offer to Purchase to the Information Agent.

The Dealer Manager for the Offer is:

Wells Fargo Securities

March 12, 2012

IMPORTANT

The principal purpose of the Offer is to acquire any and all Preferred Shares. The Offer is being made in connection with our public offering (the “Series C Preferred Shares Offering”) of series C preferred shares (the “Series C Preferred Shares”). We expect to use the net proceeds from the Series C Preferred Shares Offering and cash on hand to pay the consideration payable by us pursuant to the Offer and the fees and expenses incurred by us in connection therewith. In no event will the information contained in this Offer to Purchase or the Letter of Transmittal regarding the Series C Preferred Shares constitute an offer to sell or a solicitation of an offer to buy any Series C Preferred Shares. The Offer is conditioned upon, among other things, the Financing Condition (as defined herein). See Section 6. No assurance can be given that the Financing Condition will be satisfied.

All of the Preferred Shares are held in book-entry form through the facilities of The Depository Trust Company (“DTC”) and must be tendered through DTC. If you desire to tender Preferred Shares, a DTC participant must electronically transmit your acceptance of the Offer through DTC’s Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Offer and send an agent’s message (as hereinafter defined) to D. F. King & Co., Inc., the tender agent for the offer (the “Tender Agent”), for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Tender Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received the Offer and agree to be bound by the terms of the Offer, and that we may enforce such agreement against you. Alternatively, you may also confirm your acceptance of the Offer by delivering to the Tender Agent a duly executed Letter of Transmittal. A tender will be deemed to have been received only when the Tender Agent receives (i) either a duly completed agent’s message through the facilities of DTC at the Tender Agent’s DTC account or a properly completed Letter of Transmittal, and (ii) confirmation of book-entry transfer of the Preferred Shares into the Tender Agent’s applicable DTC account. If your Preferred Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your Preferred Shares. See Section 3.

AXIS Capital has not authorized any person to make any recommendation on its behalf as to whether you should tender or refrain from tendering your Preferred Shares in the Offer. AXIS Capital has not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase. If given or made, you must not rely upon any such information or representation as having been authorized by AXIS Capital, the Information Agent or the Dealer Manager. Our Board of Directors has approved the Offer. However, you must make your own decision whether to tender your Preferred Shares and, if so, how many.

AXIS Capital is not making the Offer to (nor will it accept any tender of Preferred Shares from or on behalf of) holders of Preferred Shares in any jurisdiction in which the making of the Offer or the acceptance of any tender of Preferred Shares would not be in compliance with the laws of such jurisdiction. However, AXIS Capital may, at its discretion, take such action as AXIS Capital may deem necessary for it to make the Offer in any such jurisdiction and extend the Offer to holders of Preferred Shares in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on AXIS Capital’s behalf by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory authority has passed upon the accuracy or adequacy of this Offer to Purchase. Any representation to the contrary is unlawful. No person has been authorized to give any information or make any representations with respect to the offer other than the information and representations contained or incorporated by reference herein and, if given or made, such information or representations must not be relied upon as having been authorized.

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CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This Offer to Purchase contains forward-looking statements. In some cases, these statements can be identified by the use of forward-looking words such as “may”, “should”, “could”, “anticipate”, “estimate”, “expect”, “plan”, “believe”, “predict”, “potential” and “intend”.

Forward-looking statements contained or incorporated by reference in this Offer to Purchase include information regarding the satisfaction of the Financing Condition, our estimates of losses related to catastrophes and other large losses, measurements of potential losses in the fair value of our investment portfolio and derivative contracts, our expectations regarding pricing and other market conditions, our growth prospects, and valuations of the potential impact of movements in interest rates, equity prices, credit spreads and foreign currency rates. Forward-looking statements only reflect our expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements. We believe that these factors include, but are not limited to, the following: (1) the occurrence and magnitude of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital and credit market conditions, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims, coverage and regulatory issues, (6) the failure of our cedants to adequately evaluate risks, (7) inability to obtain additional capital on favorable terms, or at all, (8) the loss of one or more key executives, (9) a decline in our ratings with rating agencies, (10) loss of business provided to us by our major brokers, (11) changes in accounting policies or practices, (12) the use of industry catastrophe models and changes to these models, (13) changes in governmental regulations, (14) increased competition, (15) changes in the political environment of certain countries in which we operate or underwrite business, (16) fluctuations in interest rates, credit spreads, equity prices and/or currency values, and (17) the other matters set forth under “Risk Factors” contained or incorporated by reference into this Offer to Purchase. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We recommend that you read the entire Offer to Purchase and the Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my

Preferred Shares?	AXIS Capital is offering to purchase your 7.50% series B preferred shares, par value $0.0125 per share and liquidation preference $100.00 per share (the “Preferred Shares”).

What will the purchase price for the

Preferred Shares be?	The purchase price will be $102.81 per Preferred Share. We will pay this purchase price net to you in cash, without interest, for all the Preferred Shares we purchase under the Offer upon the terms and subject to the conditions contained in the Offer. The purchase price is intended to compensate you for declared and unpaid dividends, if any, and you will not receive any separate payment for dividends. See Section 1 and Section 5.

How many Preferred Shares

will AXIS Capital purchase?	We will purchase any and all of the outstanding Preferred Shares. As of March 12, 2012, there were 2,500,000 Preferred Shares (representing $250,000,000 in aggregate liquidation preference of Preferred Shares) issued and outstanding. See Section 1.

The Offer is not conditioned on any minimum number of Preferred Shares being tendered. The Offer is, however, subject to the Financing Condition and certain other conditions. See Section 6.

How will AXIS Capital pay for

the Preferred Shares?	We expect to use the net proceeds from the Series C Preferred Shares Offering and cash on hand to pay the consideration payable by us pursuant to the Offer and the fees and expenses incurred by us in connection therewith. The Offer is conditioned upon, among other things, the Financing Condition (as defined herein). See Section 6. No assurance can be given that the Financing Condition will be satisfied. In no event will the information contained in this Offer to Purchase or the Letter of Transmittal regarding the Series C Preferred Shares constitute an offer to sell or a solicitation of an offer to buy any Series C Preferred Shares.

How long do I have to tender my

Preferred Shares?	You may tender your Preferred Shares until the Offer expires.

The Offer will expire on April 10, 2012, at 12:01 A.M., New York City time, unless we extend it (such time and date, as the same may be extended, the “Expiration Date”). See Section 1.

We may choose to extend the Offer for any reason, subject to applicable laws. We cannot assure you that we will extend the Offer or, if we do, of the length of any extension that we may provide. See Section 15.

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If a broker, dealer, commercial bank, trust company or other nominee holds your Preferred Shares, it is likely that it has an earlier deadline for you to act to instruct it to accept the Offer on your behalf. We recommend that you contact the broker, dealer, commercial bank, trust company or other nominee to determine its deadline.

Can the Offer be extended, amended or terminated, and under what circumstances?	We can extend or amend the Offer. If we extend the Offer, we will delay the acceptance of any Preferred Shares that have been tendered. We can terminate the Offer under certain circumstances. See Sections 6 and 15.

How will I be notified if AXIS Capital extends the Offer or amends the terms of the Offer?	We will issue a press release by 9:00 A.M., New York City time, on the business day after the scheduled Expiration Date if we decide to extend the Offer. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the Offer?	The purpose of the Offer is to repurchase Preferred Shares.

Are there any conditions to the Offer?	The Offer is not conditioned upon any minimum number of Preferred Shares being tendered. However, other conditions exist, including, among others, the Financing Condition and the absence of court and governmental action prohibiting, challenging or restricting the Offer. See Section 6.

Following the Offer, will AXIS Capital continue to make SEC filings?	Yes. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), so long as our common shares that are traded on the New York Stock Exchange remain outstanding. See Section 11.

How do I tender my Preferred Shares?	The Offer will expire at 12:01 A.M., New York City time, on April 10, 2012, unless AXIS Capital extends or earlier terminates the Offer. To tender your Preferred Shares prior to the expiration of the Offer:

•	you must electronically transmit your acceptance of the Offer through ATOP, which is maintained by DTC, and by which you will agree to be bound by the terms and conditions set forth in the Offer; or

•

if your Preferred Shares are held by a custodial entity, such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your Preferred Shares through ATOP.

A tender will be deemed to be received after you have expressly agreed to be bound by the terms of the Offer, which is accomplished by the transmittal of an agent’s message to the Tender Agent by the DTC in accordance with ATOP procedures, or in the alternative can also be performed by delivery to the Tender Agent of a duly executed Letter of Transmittal. You should contact the Information Agent for assistance at the contact information listed on the back cover of this Offer to Purchase. Please note that AXIS Capital will not purchase your Preferred Shares in the Offer unless the Tender Agent receives the required confirmation prior to the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Preferred Shares, it is likely it has an earlier deadline for you to act to instruct it to accept the Offer on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline. See Section 3.

Once I have tendered Preferred Shares in the Offer, can I withdraw my tender?	You may withdraw any Preferred Shares you have tendered at any time before the Expiration Date, which will occur at 12:01 A.M., New York City time, on April 10, 2012, unless we extend the Offer. We cannot assure you that we will extend the Offer or, if we do, of the length of any extension we may provide. In addition, if we have not accepted for payment the Preferred Shares you have tendered to us by 11:59 P.M., New York City time, on May 7, 2012, you may also withdraw your Preferred Shares. See Section 4.

How do I withdraw Preferred Shares I previously tendered?	You must deliver, on a timely basis prior to the Expiration Date, a written notice of your withdrawal to the Tender Agent at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Preferred Shares to be withdrawn and the name of the registered holder of those Preferred Shares. Some additional requirements apply for Preferred Shares that have been tendered under the procedure for book-entry transfer set forth in Section 3. In addition, if we have not accepted for payment the Preferred Shares you have tendered to us by 11:59 P.M., New York City time, on May 7, 2012, you may also withdraw your Preferred Shares. See Section 4.

Has AXIS Capital or its Board of Directors adopted a position on the Offer?	The Board of Directors of the Company has approved the Offer. However, neither the Company nor its Board of Directors makes any recommendation to holders of Preferred Shares as to whether to tender or refrain from tendering their Preferred Shares. You should read carefully the information in this Offer to Purchase, including our reasons for making the Offer, before making your decision whether to tender your Preferred Shares.

If I decide not to tender, how will the Offer affect my Preferred Shares?	Preferred Shares that are not tendered will remain outstanding. To the extent that any of the Preferred Shares are purchased pursuant to the Offer, any existing trading market for the Preferred Shares may become more limited.

What is the market value of my Preferred Shares as of a recent date?	There is no established public trading market for the Preferred Shares; however, the liquidation preference of the Preferred Shares is $100.00 per Preferred Share. We advise you to consult your own advisors as to the value of the Preferred Shares.

When will AXIS Capital pay for the Preferred Shares I tender?	We will pay the purchase price, net to you in cash, without interest, for the Preferred Shares we purchase promptly after the Expiration Date and the acceptance of the Preferred Shares for payment. We refer to the date on which such payment is made as the “Payment Date.” We currently expect the Payment Date to be April 10, 2012. See Section 5.

Will I have to pay brokerage commissions if I tender my Preferred Shares?	If you are a registered holder of Preferred Shares and you tender your Preferred Shares directly to the Tender Agent, you will not incur any brokerage commissions. If you hold Preferred Shares through a broker, dealer, commercial bank, trust company or other nominee, we recommend that you consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See Section 3.

What are the United States federal income tax consequences if I tender my Preferred Shares?	The cash received in exchange for tendered Preferred Shares from “U.S. Holders” (as defined in Section 13) generally will be treated for United States federal income tax purposes either as (1) consideration received with respect to a sale or exchange of the tendered Preferred Shares or (2) a distribution from AXIS Capital in respect of its stock, depending on the particular circumstances of each holder of Preferred Shares. See Section 13 for a more detailed discussion.

We recommend that holders of the Preferred Shares consult their own tax advisors to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of any state, local or non-U.S. tax laws.

Will I have to pay any stock transfer tax if I tender my Preferred Shares?	If you are the registered holder and you instruct the Tender Agent to make the payment for the Preferred Shares directly to you, then generally you will not incur any stock transfer tax. See Section 5.

To whom can I talk if I have questions?	You may call the Dealer Manager with questions regarding the terms of the Offer or the Information Agent with questions regarding how to tender and/or request additional copies of the Offer to Purchase, the Letter of Transmittal or other documents related to the Offer.

Wells Fargo Securities, LLC is acting as the dealer manager (the “Dealer Manager”), D. F. King & Co., Inc. is acting as the information agent (the “Information Agent”) and as the tender agent (the “Tender Agent”) for the Offer. See the back cover of this Offer to Purchase for additional information about the Dealer Manager, Information Agent and Tender Agent.

INTRODUCTION

To the Holders of our Preferred Shares:

We invite the holders of our 7.50% series B preferred shares, $0.0125 par value per share and liquidation preference $100.00 per share (the “Preferred Shares”), to tender their Preferred Shares for purchase by us. Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal, which together, as each may be amended and supplemented from time to time, constitute the offer (the “Offer”), we are offering to purchase any and all of the 2,500,000 outstanding Preferred Shares at a price of $102.81 per Preferred Share.

The Offer will expire at 12:01 A.M., New York City time, on April 10, 2012, unless extended (such date and time, as the same may be extended, the “Expiration Date”). We may extend the period of time in which the Offer will remain open. We will pay for all properly tendered and not properly withdrawn Preferred Shares promptly after the Expiration Date (the “Payment Date”).

We will pay the purchase price, net to the tendering holders of Preferred Shares in cash, without interest, for all Preferred Shares that we purchase in the Offer. The purchase price is intended to compensate you for declared and unpaid dividends, if any, and you will not receive any separate payment for dividends. Tendering holders of Preferred Shares whose Preferred Shares are registered in their own names and who tender directly to D. F. King & Co., Inc., the tender agent for the Offer (the “Tender Agent”), through The Depository Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”) will not be obligated to pay brokerage fees or commissions or, except as set forth by Instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of the Preferred Shares by us under the Offer. If you own your Preferred Shares through a bank, broker, dealer, trust company or other nominee and that person tenders your Preferred Shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

The Offer is not conditioned on any minimum number of Preferred Shares being tendered. The Offer is, however, subject to the Financing Condition and certain other conditions. See Section 6.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO HOLDERS OF PREFERRED SHARES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR PREFERRED SHARES. YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE, INCLUDING OUR REASONS FOR MAKING THE OFFER, AND IN THE LETTER OF TRANSMITTAL BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR PREFERRED SHARES IN THE OFFER. SEE SECTION 2.

As of March 12, 2012, there were 2,500,000 Preferred Shares (representing $250,000,000 in aggregate liquidation preference of Preferred Shares issued and outstanding). There is no public trading market for the Preferred Shares. The liquidation preference of the Preferred Shares is $100.00 per Preferred Share. We advise you to consult your own advisors as to the value of the Preferred Shares.

THE OFFER

Section 1.    Number of Preferred Shares.

General. Upon the terms and subject to the conditions of the Offer, AXIS Capital will purchase any and all Preferred Shares that are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled Expiration Date of the Offer, at a price of $102.81 per Preferred Share, net to the seller in cash, without interest. The purchase price is intended to compensate you for declared and unpaid dividends, if any, and you will not receive any separate payment for dividends.

The term “Expiration Date” means 12:01 A.M., New York City time, on April 10, 2012, unless and until AXIS Capital shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by AXIS Capital, shall expire. We will pay for all properly tendered and not properly withdrawn Preferred Shares on the Payment Date, which will be promptly after the Expiration Date. See Section 15 for a description of AXIS Capital’s right to extend, delay, terminate or amend the Offer. You may also withdraw your Preferred Shares if we have not accepted for payment the Preferred Shares you have tendered to us by 11:59 P.M., New York City time, on May 7, 2012.

If we materially change the Offer or information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act.

For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

If we (i) increase or decrease the price to be paid for the Preferred Shares or (ii) decrease the number of Preferred Shares that we may purchase in the Offer, then the Offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF PREFERRED SHARES BEING TENDERED. OUR OBLIGATION TO ACCEPT AND PAY FOR PREFERRED SHARES PROPERLY TENDERED PURSUANT TO THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS, INCLUDING THE FINANCING CONDITION. SEE SECTION 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Preferred Shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Preferred Shares.

Section 2.    Purpose of the Offer.

The Offer.

The purpose of the Offer is to repurchase Preferred Shares from holders of Preferred Shares. AXIS Capital will purchase any and all Preferred Shares properly tendered (and not properly withdrawn), upon the terms and subject to the conditions of the Offer.

General.

The Board of Directors of the Company has approved the Offer. However, neither the Company nor its Board of Directors makes any recommendation to holders of Preferred Shares as to whether to tender or refrain from tendering their Preferred Shares. Holders of Preferred Shares should carefully evaluate all information in the Offer, should consult their own investment and tax advisors, and should make their own decisions about whether to tender Preferred Shares, and, if so, how many Preferred Shares to tender.

The Company will retire the Preferred Shares it acquires pursuant to the Offer.

Section 3.    Procedures for Tendering Preferred Shares.

All of the Preferred Shares are held in book-entry form through the facilities of DTC and must be tendered through DTC. If you desire to tender Preferred Shares, a DTC participant must electronically transmit your acceptance of the Offer through DTC’s ATOP, for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Offer and send an agent’s message (as hereinafter defined) to the Tender Agent, for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Tender Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received the Offer and agree to be bound by the terms of the Offer, and that we may enforce such agreement against you. Alternatively, you may also confirm your acceptance of the Offer by delivering to the Tender Agent a duly executed Letter of Transmittal. A tender will be deemed to have been received only when the Tender Agent receives (i) either a duly completed agent’s message through the facilities of DTC at the Tender Agent’s DTC account or a properly completed Letter of Transmittal, and (ii) confirmation of book-entry transfer of the Preferred Shares into the Tender Agent’s applicable DTC account.

If a broker, dealer, commercial bank, trust company or other nominee holds your Preferred Shares, it is likely it has an earlier deadline for you to act to instruct it to accept the Offer on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline.

We recommend that investors who hold Preferred Shares through brokers, dealers, commercial banks, trust companies or other nominees consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender Preferred Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Tender Agent.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program. Signatures on a Letter of Transmittal need not be guaranteed if:

•

the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, shall include any participant in DTC whose name appears on a security position listing as the owner of the Preferred Shares) of the Preferred Shares tendered therewith and the holder has not completed either of the boxes under “Special Payment and Delivery Instructions” within the Letter of Transmittal; or

•

Preferred Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. See Instruction 1 of the Letter of Transmittal.

AXIS Capital will make payment for Preferred Shares tendered and accepted for payment in the Offer only after the Tender Agent timely receives a timely confirmation of the book-entry transfer of the Preferred Shares into the Tender Agent’s account at DTC, a properly completed and duly executed Letter of Transmittal, or an agent’s message, and any other documents required by the Letter of Transmittal.

Book-Entry Delivery. The Tender Agent will establish an account with respect to the Preferred Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a DTC participant may make book-entry delivery of the Preferred Shares by causing DTC to transfer Preferred Shares into the Tender Agent’s account in accordance with DTC’s procedures for transfer. Although DTC participants may effect delivery of Preferred Shares into the Tender Agent’s account at DTC, such deposit must be accompanied by either

•	a message that has been transmitted to the Tender Agent through the facilities of DTC or (“agent’s message”), or

•

a properly completed and duly executed Letter of Transmittal, including any other required documents, that has been transmitted to and received by the Tender Agent at its address set forth on the back cover page of this Offer to Purchase before the Expiration Date.

Method of Delivery. The method of delivery of the Letter of Transmittal and any other required documents, is at the election and risk of the tendering holder of Preferred Shares. If you choose to deliver required documents by mail, we recommend that you use registered mail with return receipt requested, properly insured. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Tender Agent.

United States Federal Backup Withholding Tax. Under the United States federal income tax backup withholding rules, 28% of the gross proceeds payable to a holder of the Preferred Shares or other payee pursuant to the Offer will be withheld and remitted to the United States Treasury, unless the holder of the Preferred Shares or other payee provides his or her taxpayer identification number (i.e., employer identification number or Social Security number) to the Tender Agent and certifies under penalties of perjury that such number is correct and that such holder of the Preferred Shares or payee is exempt from backup withholding, or such holder of the Preferred Shares or payee otherwise establishes an exemption from backup withholding. If the Tender Agent is not provided with the correct taxpayer identification number, the taxpayer may also be subject to certain penalties imposed by the Internal Revenue Service (the “IRS”). Therefore, each tendering U.S. Holder (as defined below in Section 13) should complete and sign Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the U.S. Holder otherwise establishes to the satisfaction of the Tender Agent that the holder of the Preferred Shares is not subject to backup withholding. Certain holders of the Preferred Shares (including, among others, corporations) are not subject to these backup withholding and reporting requirements. In order for a non-U.S. holder of the Preferred Shares to qualify as an exempt recipient, such holder of the Preferred Shares generally must submit an IRS Form W-8BEN (included as part of the Letter of Transmittal) or other applicable IRS Form W-8, signed under penalties of perjury, attesting to that holder’s non-U.S. status. Tendering holders of the Preferred Shares can obtain other applicable forms from the Tender Agent or from www.irs.gov. See Instruction 8 of the Letter of Transmittal.

TO PREVENT U.S. FEDERAL BACKUP WITHHOLDING TAX ON THE GROSS PAYMENTS MADE TO YOU FOR PREFERRED SHARES PURCHASED PURSUANT TO THE OFFER, YOU MUST PROVIDE THE TENDER AGENT WITH A COMPLETED FORM W-9 OR FORM W-8 OR OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING.

Where Preferred Shares are tendered on behalf of the holder of Preferred Shares by a broker or other DTC participant, the foregoing IRS Forms and certifications generally must be provided by the holder of Preferred Shares to the DTC participant, instead of the Tender Agent, in accordance with the DTC participant’s applicable procedures.

For a discussion of certain material United States federal income tax consequences to tendering holders of the Preferred Shares, see Section 13.

Return of Withdrawn Preferred Shares. In the event of proper withdrawal of tendered Preferred Shares, the Tender Agent will credit the Preferred Shares to the appropriate account maintained by the tendering holder of Preferred Shares at DTC without expense to the holder of the Preferred Shares.

Determination of Validity; Rejection of Preferred Shares; Waiver of Defects; No Obligation to Give Notice of Defects. AXIS Capital will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Preferred Shares, and its determination will be final and binding on all parties. AXIS Capital reserves the absolute right to reject any or all tenders of any Preferred Shares that it determines are not in proper form or the acceptance for payment of or payment for which AXIS Capital determines may be unlawful. AXIS Capital also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Preferred Shares or any particular holder of Preferred Shares, and AXIS Capital’s interpretation of the terms of the Offer will be final and binding on all parties. No tender of Preferred Shares will be deemed to have been properly made until the holder of Preferred Shares cures, or AXIS Capital waives, all defects or irregularities. None of AXIS Capital, the Tender Agent, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

Tendering Holder’s Representation and Warranty; AXIS Capital’s Acceptance Constitutes an Agreement. A tender of Preferred Shares under the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of the Offer, as well as the tendering holder’s representation and warranty to AXIS Capital that (i) such holder of Preferred Shares has the full power and authority to tender, sell, assign and transfer the tendered Preferred Shares and (ii) when the same are accepted for payment by AXIS Capital, it will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, changes and encumbrances and not subject to any adverse claims.

AXIS Capital’s acceptance for payment of Preferred Shares tendered under the Offer will constitute a binding agreement between the tendering holder of Preferred Shares and AXIS Capital upon the terms and conditions of the Offer.

Section 4.    Withdrawal Rights.

Holders of Preferred Shares may withdraw Preferred Shares tendered into the Offer at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except tendered Preferred Shares may be withdrawn at any time after 11:59 P.M., New York City time, on May 7, 2012 if AXIS Capital has not theretofore accepted for payment the Preferred Shares tendered.

For a withdrawal to be effective, the Tender Agent must receive, prior to the Expiration Date, a written notice of withdrawal at the Tender Agent’s address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering holder of Preferred Shares, the number of Preferred Shares that the holder of Preferred Shares wishes to withdraw and the name of the registered holder of the Preferred Shares.

Any notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Preferred Shares and must otherwise comply with DTC’s procedures. AXIS Capital will determine all questions as to the form and validity (including the time of receipt) of any notice of withdrawal, in its sole discretion, and such determination will be final and binding. None of AXIS Capital, the Tender Agent, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

A holder of Preferred Shares may not rescind a withdrawal and AXIS Capital will deem any Preferred Shares that a holder of Preferred Shares properly withdraws not properly tendered for purposes of the Offer, unless the holder of Preferred Shares properly retenders the withdrawn Preferred Shares before the Expiration Date by following one of the procedures described in Section 3.

Section 5.    Purchase of Preferred Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, on the Payment Date, AXIS Capital will accept for payment and pay for, and thereby purchase, all Preferred Shares properly tendered and not properly withdrawn prior to the Expiration Date. The Company currently expects the Payment Date to be April 10, 2012.

For purposes of the Offer, AXIS Capital will be deemed to have accepted for payment, and therefore purchased, Preferred Shares that are properly tendered and are not properly withdrawn, only when, as and if it gives oral or written notice to the Tender Agent of its acceptance of the Preferred Shares for payment under the Offer.

Upon the terms and subject to the conditions of the Offer, on the Payment Date, AXIS Capital will accept for payment and pay $102.81 per Preferred Share for Preferred Shares if properly tendered and not properly withdrawn, or such fewer number of Preferred Shares as are properly tendered and not properly withdrawn. The purchase price is intended to compensate you for declared and unpaid dividends, if any, and you will not receive any separate payment for dividends.

AXIS Capital will pay for Preferred Shares that it purchases under the Offer by depositing the aggregate purchase price for such Preferred Shares with DTC, which will act as agent for tendering holders of the Preferred Shares for the purpose of receiving payment from AXIS Capital and transmitting payment to the tendering holders of the Preferred Shares.

AXIS Capital will pay all stock transfer taxes, if any, payable on the transfer to it of Preferred Shares purchased under the Offer. If, however,

•	payment of the purchase price is to be made to any person other than the registered holder, or

•	tendered Preferred Shares are registered in the name of any person other than the person signing the Letter of Transmittal,

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

Section 6.    Conditions of the Offer.

Notwithstanding any other provision of the Offer, AXIS Capital will not be required to accept for payment, purchase or pay for any Preferred Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Preferred Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after the date hereof and before the Expiration Date, any of the following events shall have occurred (or shall have been reasonably determined by AXIS Capital to have occurred) that, in AXIS Capital’s reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the Offer or with acceptance for payment:

•

our consummation of financing on terms reasonably satisfactory to us resulting in aggregate proceeds that are sufficient to fund the purchase of Preferred Shares in the Offer (such condition, the “Financing Condition”) has not occurred; or

•

there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Preferred Shares under the Offer or otherwise relates in any manner to the Offer; or

•

there shall have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or AXIS Capital or any of its subsidiaries, by any court or any authority, agency, tribunal or other body that, in AXIS Capital’s reasonable judgment, would or might, directly or indirectly:

•	make the acceptance for payment of, or payment for, some or all of the Preferred Shares illegal or otherwise restrict or prohibit completion of the Offer;

•	delay or restrict the ability of AXIS Capital, or render AXIS Capital unable, to accept for payment or pay for some or all of the Preferred Shares; or

•	in the Company’s reasonable judgment, there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•

the commencement of any war, armed hostilities or other international or national calamity, including any act of terrorism, on or after the date of this Offer to Purchase or any material escalation of any war or armed hostilities which had commenced before the date of this Offer to Purchase;

•

any limitation, whether or not mandatory, imposed by any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or any other event, that could materially affect the extension of credit by banks or other lending institutions in the United States;

•

any change or changes have occurred in the business, condition (financial or otherwise), income, operations, property or prospects of the Company or any of its subsidiaries that could have a material adverse effect on the Company and its subsidiaries, taken as a whole, or on the benefits of the Offer to the Company or there is an adverse change in the benefits of the Offer to the Company; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

The foregoing conditions are for the sole benefit of AXIS Capital and may be waived by AXIS Capital, in whole or in part, at any time and from time to time, before the Expiration Date, in its sole discretion. AXIS Capital’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by AXIS Capital concerning the events described above will be final and binding on all parties.

Section 7.    Historical Price Range of Preferred Shares.

The Preferred Shares have been registered with the Securities and Exchange Commission (the “SEC”). However, they have not been listed on any securities exchange and there is no established trading market for the purchase or sale of the Preferred Shares. As of March 12, 2012, there were 2,500,000 Preferred Shares outstanding.

Section 8.    Source and Amount of Funds.

If the Offer is fully subscribed, the Company will pay $257,025,000 for the Preferred Shares purchased pursuant to the Offer. We expect to use the net proceeds from the Series C Preferred Shares Offering and cash on hand to pay the consideration payable by us pursuant to the Offer and the fees and expenses incurred by us in connection therewith. The Offer is conditioned upon, among other things, the Financing Condition. See

Section 6. In no event will the information contained in this Offer to Purchase or the Letter of Transmittal regarding the Series C Preferred Shares constitute an offer to sell or a solicitation of an offer to buy any Series C Preferred Shares.

Section 9.    Certain Information Concerning AXIS Capital.

AXIS Capital is a Bermuda-based holding company. AXIS Capital was incorporated on December 9, 2002. AXIS Specialty Limited (“AXIS Specialty Bermuda”) commenced operations on November 20, 2001. AXIS Specialty Bermuda and its subsidiaries became wholly owned subsidiaries of AXIS Capital pursuant to an exchange offer consummated on December 31, 2002. AXIS Capital provides a broad range of insurance and reinsurance products on a worldwide basis, through operating subsidiaries and branch networks based in Bermuda, the United States, Canada, Europe, Australia and Singapore. We also maintain marketing offices in Brazil, France and Spain. AXIS Capital’s business consists of two distinct global underwriting platforms, AXIS Insurance and AXIS Re. Our principal executive offices are located at 92 Pitts Bay Road, Pembroke HM 08, Bermuda, and our telephone number is (441) 496-2600.

Additional Information. AXIS Capital is subject to the information requirements of the Exchange Act, and, in accordance therewith, files periodic reports and other information relating to its business, financial condition and other matters. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, AXIS Capital has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which includes additional information with respect to the Offer. This material and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the SEC’s customary charges, by writing to the Public Reference Section at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

Incorporation by Reference. The SEC allows us to “incorporate by reference” into this Offer to Purchase the information we file with the SEC, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The information that we file after the date of this Offer to Purchase with the SEC will automatically be deemed to be incorporated by reference and will update and supersede this information. We incorporate by reference into this Offer to Purchase the documents listed below and any future filings made by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering described in this Offer to Purchase.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011; and

•	our Current Reports on Form 8-K, filed on December 12, 2011, January 19, 2012, January 30, 2012 and February 8, 2012.

Certain Financial Information. We incorporate by reference the financial statements and notes thereto included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Any statement contained in a document incorporated or considered to be incorporated by reference in this Offer to Purchase shall be considered to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded will not, except as so modified or superseded, constitute a part of this Offer to Purchase. Nothing herein shall be deemed to incorporate information furnished to, but not filed with, the SEC, except that information furnished to the SEC making reference to the Offer will be incorporated by reference in this Offer to Purchase. We will provide to each person, including any beneficial owner, to whom this Offer to Purchase is delivered, at no cost upon his or her written or oral request, a copy of any of the documents that are incorporated by reference in this Offer to Purchase, other than exhibits to such documents that are not specifically incorporated by reference into this Offer to Purchase, and AXIS Capital’s constitutional documents. You may request such documents by contacting us at:

AXIS Capital Holdings Limited

Attention: Corporate Secretary

92 Pitts Bay Road

Pembroke HM 08, Bermuda

(441) 405-2600

Section 10.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Preferred Shares and Other Securities.

As of March 12, 2012, AXIS Capital had 2,500,000 issued and outstanding Preferred Shares.

Based on our records and on information provided to us by our executive officers, directors, affiliates and subsidiaries, neither we nor any of our affiliates or subsidiaries nor, to the best of our knowledge, any of our or our subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, have effected any transactions involving the Preferred Shares during the sixty (60) days prior to March 12, 2012.

Neither the Company nor, to the best knowledge of the Company, any of the executive officers and directors of the Company or any associates or majority-owned subsidiaries of the Company, beneficially owns any of the Preferred Shares.

Except as otherwise described in this Offer to Purchase, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

On March 9, 2012, Wells Fargo Securities, LLC entered into an unconditional binding contract to purchase 841,695 Preferred Shares from Flaherty & Crumrine Incorporated at an aggregate price of $86,188,726.30 (equivalent to $102.399 per Preferred Share) on March 19, 2012.

Section 11.    Effects of the Offer on the Market for Preferred Shares; Registration Under the Exchange Act.

The Preferred Shares are not publicly traded, listed on any exchange or quoted in any automated quotations system of a registered national securities association. There is thus little liquidity for the Preferred Shares except pursuant to the terms of the Offer. As of March 12, 2012, there were 2,500,000 Preferred Shares outstanding and all such Preferred Shares are held through DTC. To the extent that any of the Preferred Shares are purchased pursuant to the Offer, the number of outstanding Preferred Shares will be reduced and the liquidity for the Preferred Shares may become even less.

Our common shares are publicly traded on the New York Stock Exchange and registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders.

Section 12.    Legal Matters; Regulatory Approvals.

AXIS Capital is not aware of any license or regulatory permit that appears material to its business that might be adversely affected by its acquisition of Preferred Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of Preferred Shares by AXIS Capital as contemplated by the Offer. Should any approval or other action be required, AXIS Capital presently contemplates that it will seek that approval or other action. AXIS Capital is unable to predict whether it will be required to delay the acceptance for payment of or payment for Preferred Shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business, results of operations and/or financial condition. The obligations of AXIS Capital under the Offer to accept for payment and pay for Preferred Shares is subject to conditions. See Section  6.

Section 13.    Certain Material United States Federal Income Tax Consequences.

TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT ANY STATEMENT HEREIN REGARDING U.S. FEDERAL INCOME TAX MATTERS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES UNDER THE CODE (AS DEFINED BELOW). ANY SUCH STATEMENT HEREIN WAS WRITTEN IN CONNECTION WITH THE MARKETING OR PROMOTION OF THIS OFFER TO PURCHASE. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following summary describes certain material United States federal income tax consequences relating to the Offer to tendering U.S. Holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. We have not sought, nor do we expect to seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the sale of Preferred Shares to the Company pursuant to the Offer or that any such position would not be sustained.

This discussion addresses only holders who hold their Preferred Shares as capital assets within the meaning of Section 1221 of the Code. This discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders that are subject to special rules under the United States federal income tax laws (such as, for example, financial institutions, brokers or dealers in securities, commodities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, former citizens or residents of the United States, persons who hold Preferred Shares as part of a hedge, integrated transaction, straddle, constructive sale or conversion transaction, regulated investment companies, real estate investment trusts, U.S. Holders whose functional currency is not the United States dollar, partnerships or other pass-through entities for United States federal income tax purposes, or investors in such pass-through entities, persons that acquired their Preferred Shares through the exercise of employee stock options or otherwise as compensation or holders who own, or have previously owned at any time, (actually or constructively) stock possessing at least 10% of the Company’s voting power).

This summary does not address any state, local or non-U.S. tax consequences of participating in the Offer, nor does it address any alternative minimum tax considerations or any United States federal tax considerations (e.g., estate or gift tax) other than those pertaining to United States federal income tax.

This summary does not apply to holders of Preferred Shares who are not U.S. Holders. Non-U.S. holders should consult their own tax advisors regarding the United States federal income tax consequences and any applicable state, local and non-United States tax consequences of the Offer.

As used herein, a “U.S. Holder” means a beneficial owner of Preferred Shares that is, for United States federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation

(or entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any State thereof or the District of Columbia, (3) a trust (a) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to make all substantial decisions or (b) that has a valid election in effect to be treated as a United States person, or (4) an estate, the income of which is subject to United States federal income taxation regardless of its source.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds Preferred Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Preferred Shares, then you should consult your own tax advisor.

U.S. Holders should consult their own tax advisors to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of any United States federal income, estate and gift tax laws, as well as any state, local or non-U.S. tax laws.

A sale of Preferred Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder who participates in the Offer will, depending on such holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Preferred Shares or as receiving a distribution from us with respect to our stock. If a broker or other paying agent is unable to determine whether sale or exchange treatment or distribution treatment should apply to a particular U.S. Holder, such paying agent may be required to report the transaction as resulting in a distribution. In such event, if you believe that sale or exchange treatment is the proper treatment for you, you should consult with your own tax advisor about how to report the transaction on your tax return.

Sale or Exchange Treatment. Under Section 302 of the Code, a sale of Preferred Shares for cash by a U.S. Holder pursuant to the Offer will be treated as a “sale or exchange” of Preferred Shares for United States federal income tax purposes, rather than as a distribution with respect to the Preferred Shares held by the tendering U.S. Holder, only if the sale:

•	results in a “complete termination” of such U.S. Holder’s stock interest in us, or

•	is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

A sale of Preferred Shares by a U.S. Holder pursuant to the Offer will result in a “complete termination” if, after the sale, either (1) the U.S. Holder no longer owns any of our outstanding preferred or common shares (either actually or constructively) or (2) the U.S. Holder no longer actually owns any of our outstanding preferred or common shares and, with respect to any shares constructively owned, is eligible to waive, and effectively waives, such constructive ownership. U.S. Holders wishing to satisfy the “complete termination” test through waiver of constructive ownership should consult their own tax advisors.

A sale of Preferred Shares by a U.S. Holder pursuant to the Offer will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether a holder of Preferred Shares meets this test will depend on the holder’s particular facts and circumstances, as well as the relative percentage of Preferred Shares tendered by such holder and each of the other holders of Preferred Shares.

The IRS has indicated in a published revenue ruling that if a shareholder (actually or constructively) owns no stock other than nonvoting, nonconvertible, preferred stock (such as the Preferred Shares), a redemption of any amount of such preferred stock should qualify for sale treatment. The same conclusion is likely to apply where any other shares held by the tendering shareholder possess a relatively small amount of voting power (i.e., where the tendering shareholder has no legal or practical ability to affect the corporation’s decision making), but the answer is unclear (given the absence of any definitive authority on the issue). U.S. Holders should consult their own tax advisors regarding the application of the foregoing standard to their particular facts and circumstances.

As noted above, in applying the foregoing Section 302 tests, a U.S. Holder must take into account not only preferred and common shares that such U.S. Holder actually owns, but also shares that such U.S. Holder is treated as owning under constructive ownership rules. Generally, under Section 318 of the Code a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals and entities as well as shares that a U.S. Holder has the right to acquire by exercise of an option or warrant.

Contemporaneous dispositions or acquisitions of preferred or common shares by a U.S. Holder or a related person may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether either of the Section 302 tests described above are satisfied. A U.S. Holder should consult its own tax advisor regarding the treatment of other dispositions or acquisitions of shares that may be integrated with such U.S. Holder’s sale of Preferred Shares to the Company pursuant to this Offer.

If a U.S. Holder satisfies either of the Section 302 tests described above, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received and such U.S. Holder’s tax basis in the Preferred Shares tendered. Generally, a U.S. Holder’s tax basis for the Preferred Shares will be equal to the cost of the Preferred Shares to the U.S. Holder, less any prior distributions treated as a return of capital. Subject to the following discussion of related person insurance income (“RPII”) and the passive foreign investment company (“PFIC”) rules, any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Preferred Shares exceeds one year as of the date of the sale pursuant to the Offer. In the case of a non-corporate U.S. Holder, the maximum rate of United States federal income tax applicable to long-term capital gain on Preferred Shares held for more than one year is generally 15%. Certain limitations apply to the deductibility of capital losses by U.S. Holders. Gain or loss must be determined separately for each block of tendered Preferred Shares (i.e., Preferred Shares acquired by the U.S. Holder at the same cost in a single transaction). Any such gain or loss will generally be U.S. source gain or loss (for U.S. foreign credit tax purposes).

RPII. Section 1248 of the Code requires certain U.S. shareholders (“Section 1248 Shareholders”) that sell shares of a controlled foreign corporation (“CFC”) to recharacterize any capital gain recognized on the sale as ordinary income to the extent of the selling shareholder’s pro-rata share of any undistributed accumulated earnings and profits arising during the selling shareholder’s period of ownership. Where the CFC is an insurance company that has any related person insurance income, or RPII (generally insurance income derived from a U.S. shareholder or any person related to such shareholder), the definitions of CFC and Section 1248 Shareholders are considerably broader than the definitions that generally apply. In such instance, a Section 1248 Shareholder includes any U.S. shareholder and a CFC means any foreign corporation 25% or more of whose stock (by vote or value) is owned in the aggregate by Section 1248 Shareholders.

If the foregoing provisions apply to this Offer, any tendering U.S. Holder that recognizes gain (regardless of how many preferred and common shares the U.S. Holder actually or constructively owns) may be required to recharacterize a portion of the gain as income taxable at full ordinary income tax rates (i.e., income ineligible for the preferential rate applicable to certain “qualified dividend income”).

Existing proposed regulations do not address whether Section 1248 of the Code would apply if a foreign corporation is not a CFC but the foreign corporation has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation. We believe that the foregoing provisions should not apply in this case because we are an insurance holding company, not a company directly engaged in the insurance business. We cannot be certain, however, that the IRS will not interpret the proposed regulations in a contrary manner.

PFIC. If we are considered a PFIC, a tendering U.S. Holder generally will be required to recharacterize any gain recognized in the tender as income taxable at full ordinary income tax rates and will be subject to an additional penalty interest charge. The foregoing recharacterization should not apply to any U.S. Holder that is eligible to make a retroactive qualified electing fund election. We do not believe that we are a PFIC because we believe that we are actively engaged (through our subsidiaries) in an insurance business and do not have financial reserves in excess of the reasonable needs of such business. However, due to the lack of definitive authority, there is no assurance that our position is correct.

Distribution Treatment. If a U.S. Holder does not satisfy either of the Section 302 tests described above, the sale of a U.S. Holder’s Preferred Shares pursuant to the Offer will not be treated as a sale or exchange under Section 302. Instead, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution to the U.S. Holder with respect to such U.S. Holder’s remaining shares. The distribution will be treated as a dividend to the extent of the U.S. Holder’s share of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. The amount of any distribution in excess of our current and accumulated earnings and profits would be treated as a return of capital to the extent of the U.S. Holder’s tax basis in the remaining shares with respect to which the distribution is deemed received (as determined on a block-by-block basis), and, subject to the discussion of RPII and PFICs set forth above, any remainder will be treated as capital gain. Any such capital gain will be long-term capital gain if the U.S. Holder has held the Preferred Shares for more than one year as of the date of sale pursuant to the Offer.

Any payment treated as a dividend will be taxable at full ordinary income rates (i.e., will be ineligible for the preferential rate applicable to certain “qualified dividend income”) and will be ineligible for the corporate dividends received deduction.

Any such dividend will be taxed in its entirety, without reduction for the U.S. Holder’s tax basis of the Preferred Shares exchanged. Such tax basis will be added to the remaining shares owned by the U.S. Holder; provided that where the remaining shares owned consist of more than one class (e.g. common and preferred shares), it is unclear how to allocate such tax basis among the remaining shares. If a tendering U.S. Holder does not actually retain any shares, the basis of any tendered Preferred Shares may (depending on circumstances) be added to shares retained by a person related to such U.S. Holder or the basis may be lost.

See Section 3 with respect to the application of U.S. federal backup withholding tax to payments made pursuant to the Offer.

Section 14.    Accounting Treatment.

Upon consummation of the Offer, the carrying value of the Preferred Shares repurchased will be removed from the accumulated paid in capital and par value accounts within shareholders’ equity, and the difference between the repurchase price and the carrying value of each Preferred Share repurchased (net of issuance costs) will be recorded as a reduction to net income to arrive at net income available to common shareholders.

Section 15.    Extension of the Offer; Termination; Amendment.

AXIS Capital expressly reserves the right, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by AXIS Capital to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Preferred Shares by giving oral or written notice of the extension to the Tender Agent and making a public announcement of the extension. AXIS Capital also expressly reserves the right to terminate the Offer and not accept for payment or pay for any Preferred Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Preferred Shares upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of termination or postponement to the Tender Agent and making a public announcement of termination or postponement. AXIS Capital’s reservation of these rights to delay payment for Preferred Shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that AXIS Capital must pay the consideration offered or return the Preferred Shares tendered promptly after termination or withdrawal of an Offer. Subject to compliance with applicable law, AXIS Capital further reserves the right, regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by AXIS Capital to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Preferred Shares or by decreasing or increasing the number of Preferred Shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 A.M., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made under the Offer will be disseminated promptly to holders of Preferred Shares in a manner reasonably designed to inform holders of Preferred Shares of the change. Without limiting the manner in which AXIS Capital may choose to make a public announcement, except as required by applicable law, AXIS Capital shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through Business Wire.

If AXIS Capital materially changes the terms of the Offer or the information concerning the Offer, AXIS Capital will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•	AXIS Capital (i) increases or decreases the price to be paid for Preferred Shares or (ii) decreases the number of Preferred Shares being sought in the Offer, and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the Offer will be extended until the expiration of such ten business day period.

Section 16.    Fees and Expenses.

AXIS Capital has retained Wells Fargo Securities, LLC to act as the dealer manager (the “Dealer Manager”), D. F. King & Co., Inc. to act as the information agent (the “Information Agent”) and as the tender agent (the “Tender Agent”) in connection with the Offer. The Information Agent may contact holders of Preferred Shares by mail, telephone, telegraph and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee holders of Preferred Shares to forward materials relating to the Offer to beneficial owners. The Information Agent and the Tender Agent each will receive reasonable and customary compensation for their respective services and will be reimbursed by AXIS Capital for specified reasonable out-of-pocket expenses. The Dealer Manager, the Information Agent and the Tender Agent each will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the United States federal securities laws. The Dealer Manager or its affiliates have performed, and may in the future perform, investment banking, financial advisory and commercial services for us from time to time, for which, they have received customary fees and reimbursements of expenses. The Dealer Manager is acting as underwriter in connection with the Series C Preferred Shares Offering.

No fees or commissions will be payable by AXIS Capital to brokers, dealers, commercial banks or trust companies (other than fees to the Information Agent and the Tender Agent, as described above) for soliciting or recommending tenders of Preferred Shares under the Offer. We recommend that investors who hold Preferred Shares through brokers, dealers, commercial banks, trust companies or other nominees to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if holders of Preferred Shares tender Preferred Shares through such brokers or banks and not directly to the Tender Agent. AXIS Capital, however, upon request, will reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Preferred Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as an agent of AXIS Capital, dealer manager, information agent, or tender agent for purposes of the Offer. AXIS Capital will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Preferred Shares, except as otherwise provided in this document and Instruction 6 in the Letter of Transmittal.

Section 17.    Miscellaneous.

AXIS Capital is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If AXIS Capital becomes aware of any jurisdiction where the making of the Offer or the acceptance of Preferred Shares pursuant thereto is not in compliance with applicable law, AXIS Capital will make a good faith effort to comply with the applicable law. If, after such good faith effort, AXIS Capital cannot comply with the applicable law, AXIS Capital will not make the Offer to (nor will tenders be accepted from or on behalf of) the holders of Preferred Shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of AXIS Capital by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, AXIS Capital has filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning AXIS Capital.

AXIS Capital’s Board of Directors has not taken a position on whether the holders of Preferred Shares should tender their Preferred Shares in the Offer. AXIS Capital has not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by AXIS Capital or the Information Agent.

March 12, 2012

The Dealer Manager for the Offer is:

Wells Fargo Securities, LLC

301 South College Street, 6th Floor

Charlotte, North Carolina 28202

Attn: Liability Management Group

Toll Free: (866) 309-6316

Collect: (704) 715-8341

The Letter of Transmittal and any other required documents should be sent or delivered by each holder of Preferred Shares or that holder of Preferred Shares’ broker, dealer, commercial bank, trust company or nominee to the Tender Agent at one of its addresses set forth below.

The Tender Agent for the Offer is:

D. F. King & Co., Inc.

By facsimile:

(For Eligible Institutions only):

(212) 809-8838

Confirmation:

(212) 493-6996

By Mail:	By Overnight Courier:	By Hand:
48 Wall Street — 22nd Floor New York, NY 10005	48 Wall Street — 22nd Floor New York, NY 10005	48 Wall Street — 22nd Floor New York, NY 10005

Please contact the Dealer Manager with questions regarding the terms of the Offer at the contact information set forth above or the Information Agent with questions regarding how to tender and/or request additional copies of this Offer to Purchase, the Letter of Transmittal or other documents related to the Offer at the contact information set forth below. Holders of Preferred Shares also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. Please contact the Tender Agent to confirm delivery of Preferred Shares.

The Information Agent for the Offer is:

D. F. King & Co., Inc.

48 Wall Street — 22nd Floor

New York, NY 10005

Banks and Brokers call: (212) 269-5550

Toll Free: (800) 848-2998

Email: axis@dfking.com